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Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information is based on the historical financial statements of Alliance Data Systems Corporation ("ADSC") and Enlogix Group ("Enlogix"). The unaudited pro forma adjustments are based upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of Alliance Data Systems Corporation and Enlogix Group, and the respective notes to those statements.

        The pro forma adjustments give effect to the acquisition of Enlogix Group, accounted for under the purchase method of accounting, as if that acquisition had been consummated on January 1, 2001.

        The unaudited pro forma consolidated financial information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	For the year ended December 31, 2001
	ADSC	Enlogix(1)	Adjustments		Pro Forma
Total revenue	$777,351	$18,887	$—		$796,238
Cost of operations	603,493	22,798			626,291
General and administrative	45,431				45,431
Depreciation and other amortization	30,698	5,111	(3,671	)(2)	32,138
Amortization of purchased intangibles	43,506	—	1,395	(3)	44,901

Total operating expenses	723,128	27,909	(2,276)		748,761
Operating income (loss)	54,223	(9,022)	2,276		47,477
Other non-operating expense	5,000	52			5,052
Fair value loss on interest rate derivative	15,131	—			15,131
Interest expense	30,097	738			30,835
Income tax expense (benefit)	11,612	1	—	(4)	11,613

Income (loss) from continuing operations	$(7,617)	$(9,813)	$2,276		$(15,154)

Loss per share from continuing operations basic and diluted	$(0.17)				$(0.29)

Weighted average shares	64,555				64,555

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	For the six months ended June 30, 2002
	ADSC	Enlogix(1)	Adjustments		Pro Forma
Total revenue	$415,880	$9,274	$—		$425,154
Cost of operations	325,476	6,600			332,076
General and administrative	24,898	—			24,898
Depreciation and other amortization	19,166	2,610	(1,890	)(2)	19,886
Amortization of purchased intangibles	13,395	—	500	(3)	13,895

Total operating expenses	382,935	9,210	(1,390)		390,755
Operating income (loss)	32,945	64	1,390		34,399
Other non-operating (income) expense	—	(6)			(6)
Fair value loss on interest rate derivative	5,260	—			5,260
Interest expense	11,294	441			11,735
Income tax expense (benefit)	7,998	(6)	513	(4)	8,505

Income (loss) from continuing operations	$8,393	$(365)	$877		$8,905

Income per share from continuing operations
basic	$0.11				$0.12

diluted	$0.11				$0.12

Weighted average shares
basic	74,040				74,040

diluted	76,690				76,690

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands)

	As of June 30, 2002
	ADSC	Enlogix(1)	Adjustments(6)			Pro Forma
Cash and cash equivalents	$80,995	$896		$(13,500)		$68,391
Due from card associations	118,868					118,868
Trade receivables, net	86,816	4,770				91,586
Credit card receivables and seller's interest, net	131,354					131,354
Other current assets	89,827	663				90,490

Total current assets	507,860	6,329		(13,500)		500,689
Redemption settlement assets, restricted	162,411					162,411
Property and equipment, net	116,758	19,554		(12,354	)(2)	123,958
Other non-current assets	43,270	4,551		(4,551	)(5)	43,270
Due from securitizations	177,640					177,640
Goodwill, net	432,107			7,319	(3)	439,426
Other intangible assets	82,152			5,000	(3)	87,152

Total assets	$1,522,198	$30,434		$(18,086)		$1,534,546

Accounts payable	$145,970	$6,398	$			$152,368
Merchant settlement obligations	154,638					154,638
Other liabilities	32,568					32,568
Debt, current portion	153,826	2,521				156,347

Total current liabilities	487,002	8,919				495,921
Other liabilities	17,495	129				17,624
Deferred revenue	350,859					350,859
Long-term and subordinated debt	145,800	3,300				149,100

Total liabilities	1,001,156	12,348				1,013,504
Total stockholders' equity	521,042	18,086		(18,086)		521,042

Total liabilities and stockholders' equity	$1,522,198	$30,434		$(18,086)		$1,534,546

ALLIANCE DATA SYSTEMS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

        The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2001 and the six months ended June 30, 2002 and the Unaudited Pro Forma Balance Sheet as of June 30, 2002 reflect the following adjustments:

(1)
Represents operating activity for Enlogix Group for the year ended December 31, 2001 and the six months ended and as of June 30, 2002. Prior to its acquisition, Enlogix Group had no significant transactions other than normal operations.

(2)
Represents pro forma adjustments to property and equipment, net and related depreciation and amortization expense to reduce property and equipment to its estimated fair value resulting from the preliminary purchase accounting of the Enlogix Group acquisition.

(3)
Represents pro forma adjustments to goodwill and other purchased intangibles and related amortization resulting from the preliminary purchase accounting of the Enlogix Group acquisition. The preliminary amortization periods used were five years for purchased intangibles and 20 years for goodwill prior to the Company's adoption of SFAS 142 (for the year ended December 31, 2001 only).

(4)
Realization of any tax benefit arising from Enlogix Group losses for the year ended December 31, 2001 is uncertain. Pro forma tax expense for the six months ended June 30, 2002 reflects Canadian tax expense on the Enlogix Group incremental income.

(5)
Represents pro forma adjustments to other non-current assets to reduce such asset to its estimated fair value resulting from the preliminary purchase accounting of the Enlogix Group acquisition.

(6)
The Company's preliminary purchase allocation for its acquisition of Enlogix Group, subject to post-acquisition due diligence, is as follows:

Cash consideration	$13,500
Net tangible asssets acquired	(1,181)
Customer contracts acquired	(5,000)

Excess purchase price allocated to goodwill	$7,319

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
ALLIANCE DATA SYSTEMS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data)
ALLIANCE DATA SYSTEMS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data)
ALLIANCE DATA SYSTEMS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (in thousands)
ALLIANCE DATA SYSTEMS CORPORATION NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS